Amendment to Terms and Conditions of Purchase
Purchase Order No. 8754
Buyer: TomoTherapy Incorporated
Seller: ReMedPar, Inc.
Effective Date: February 7, 2007

This Amendment to Terms and Conditions of Purchase (this “Amendment”) supplements and amends the Terms and Conditions of Purchase (the “Terms and Conditions”) contained in Purchase Order No. 8754 (the “Purchase Order”) dated as of December 28, 2006 by and between TomoTherapy Incorporated, a Wisconsin corporation (“Buyer”), and ReMedPar, Inc., a Delaware corporation (“Seller”).
1. Delivery Schedule. Seller shall deliver to Buyer the number of [  *  ] detectors (“Dectors”) on or before the dates indicated on the Purchase Order.
2. Safety Stock Inventory. In order to support Seller in its efforts to build an adequate inventory of Detectors, Buyer agreed to purchase up to [  *  ] Detectors (“Safety Stock Inventory”) on the terms provided in Paragraph 3, below. Transfer of ownership shall be at the time of invoice to the Buyer with respect to the Safety Stock Inventory. Seller agrees to record and track serial numbers for each Detector retained in Safety Stock Inventory. While Seller holds any Safety Stock Inventory, it will maintain the insurance as provided for in the attached Evidence of Property Insurance. Seller will provide to Buyer Safety Stock Inventory cycle counts, including serial numbers and location, on a monthly basis. Buyer or its designee may physically audit the Safety Stock Inventory at any time upon seven (7) days’ notice to Seller.
3. Payment for Safety Stock Inventory. Seller has submitted the invoices listed on Exhibit A to Buyer for [  *  ] per Detector purchased by Seller during the previous month for the Safety Stock Inventory. Buyer has paid or agrees to pay Seller within thirty (30) days after Buyer’s receipt of such invoices.
4. Security Interest. In exchange for payment to Seller and to secure full performance of Seller’s obligations hereunder, Seller hereby grants to Buyer, as Seller acquires the Security Stock Inventory and Buyer pays the Seller for each Detector included therein, a security interest in the entire Safety Stock Inventory and any accessions to the Detectors included therein (collectively, the “Collateral”). Seller hereby authorizes Buyer, and shall cooperate fully with Buyer, to execute and/or file documents, financing statements and amendments thereto as Buyer may deem necessary to maintain and perfect its security interest in the Collateral. Seller shall pay all filing fees and taxes associated with filing UCC financing statements to secure Buyer’s interest in the Collateral. Seller agrees to take any action reasonably requested by Buyer to ensure the attachment, perfection and first priority of, and the ability of Buyer to enforce, Buyer’s security interest in the Collateral, including notifying Buyer of any other security interests in the Collateral and their priority and cooperating with Buyer to obtain and

ADDITIONAL TERMS AND CONDITIONS OF PURCHASE

execute subordinations of any security interests in the Collateral which are senior or equal to Buyer’s security interest in priority. Seller represents and warrants as follows: (i) Seller’s Tennessee organizational identification number is 0416324, (ii) Seller’s Delaware organizational identification number is 3425364, and (iii) Seller’s place of business, chief executive office and mailing address is 101 Old Stone Bridge Road, Goodlettsville, Tennessee 37072 (collectively, “Seller’s Information”). Seller covenants to not change any of Seller’s Information without providing prior notice to Buyer.
5. Delivery Specifications. Seller has delivered and will deliver Detectors to Buyer fully modified, assembled, tested, crated, and labeled in accordance with specifications (“Delivery Specifications”), such Delivery Specifications which were agreed upon in writing by Buyer and Seller on or before December 1, 2006. Buyer may amend the Delivery Specifications in writing at any time during the term of this Amendment, and Seller shall indicate written acceptance of delivered Detectors, such acceptance not to be unreasonably withheld.
6. Test Documentation. Test documentation describing the tests to be performed by Seller on each Detector, as agreed upon in writing by Buyer and Seller on or before December 1, 2006 (“Test Documentation”), shall accompany each Detector shipped to Buyer. Buyer may amend the Test Documentation in writing at any time during the term of this Amendment, and Seller shall indicate written acceptance, such acceptance not to be unreasonably withheld.
7. Warranty. In Paragraph 2 of the Terms and Conditions (Warranties), item (ii) “are of new, merchantable quality and free of defects of workmanship and materials” shall be replaced with the following: “are of merchantable commercial quality, suitable for incorporation into the TomoTherapy Hi Art System”. Seller shall warrant the Detectors to be in compliance with the above upon delivery and acceptance by the Buyer, Buyer may reject materials in accordance with Section 4 of the Terms and Conditions not to exceed ninety (90) days from delivery date, notwithstanding Section 4 of Terms and Conditions, rejection of materials may only occur on the basis of defects deemed to be inherent prior to modification.
8. Defective Detectors. If any Detector is not delivered to Buyer per the Delivery Specifications and with the proper Test Documentation (“Defective Detector”), then within sixty (60) days of its receipt, Buyer may return the Defective Detector to Seller for a replacement. Seller shall deliver to Buyer a replacement within ten (10) days of its receipt of a Defective Detector. If Buyer receives less than [  *  ] percent ([  *  ]%) of the Detectors indicated on the Purchase Order in acceptable condition within a sixty (60)-day period, then Buyer may purchase Detectors from other vendors until Seller remedies shipments to [  *  ] percent ([  *  ]%). If Buyer receives less than [  *  ] percent ([  *  ]%) of the Detectors indicated on the Purchase Order in acceptable condition within a sixty (60)-day period, then Buyer may terminate this Agreement. In the event of termination, Seller shall refund Buyer within thirty (30) days for all Defective Detectors. This section supersedes Paragraph 7 (Time of Delivery) of the Terms and Conditions.

ADDITIONAL TERMS AND CONDITIONS OF PURCHASE

9. Pricing and Order Adjustments. Seller may review market conditions and make reasonable price adjustments of the Detector every [ * ] months. Also, every [ * ] months, Buyer may adjust the number of Detectors to be ordered based on forecasted supply requirements.
10. Term and Termination. The term of this Amendment shall be for a period of three (3) years beginning on the “effective date” of this Amendment.
11. Counterparts; Facsimile. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties. Signatures made by facsimile shall be deemed original signatures.
12. Effect of Amendment. All terms and provisions of the Purchase Order and the Terms and Conditions contained therein shall continue in full force and effect except as expressly modified in this Amendment.
Dated this 7th day of February, 2007.

Seller:		Buyer:

ReMedPar, Inc.		TomoTherapy Incorporated

By:	/s/ Mark Graham	By:	/s/ Shawn D. Guse

	Mark Graham		Shawn D. Guse
	President and CEO		Vice President, Secretary, and General Counsel